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                                                                  EXHIBIT  10.19

                                CREDIT AGREEMENT

                          Dated as of November 1, 1999

                                      among

                          WESTERN MULTIPLEX CORPORATION


                           CREDIT SUISSE FIRST BOSTON,
                         as Lead Arranger and as Agent,

                                       and

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
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

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I

  DEFINITIONS................................................................1
  1.1  Certain Defined Terms.................................................1
  1.2  Other Interpretive Provisions........................................19
  1.3  Accounting Principles................................................20

ARTICLE II

  THE CREDITS...............................................................21
  2.1  Amounts and Terms of Commitments.....................................21
  2.2  Loan Accounts........................................................22
  2.3  Procedure for Borrowing..............................................22
  2.4  Conversion and Continuation Elections................................23
  2.5  Voluntary Termination or Reduction of Commitments....................24
  2.6  Optional Prepayments.................................................24
  2.7  Mandatory Prepayments of Loans.......................................25
  2.8  Repayment............................................................25
  2.9  Interest.............................................................26
  2.10 Fees.................................................................27
  2.11 Computation of Fees and Interest.....................................27
  2.12 Payments by the Company..............................................27
  2.13 Payments by Banks to the Agent.......................................28
  2.14 Sharing of Payments, Etc.............................................29

ARTICLE III

  TAXES, YIELD PROTECTION AND ILLEGALITY....................................29
  3.1  Taxes................................................................29
  3.2  Illegality...........................................................31
  3.3  Increased Costs and Reduction of Return..............................32
  3.4  Funding Losses.......................................................32
  3.5  Inability to Determine Rates.........................................33
  3.6  Survival.............................................................33
  3.7  Replacement of Banks.................................................34

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                                                                           Page

ARTICLE IV

  CONDITIONS PRECEDENT......................................................34
  4.1  Conditions of Initial Loans..........................................34
  4.2  Conditions to All Borrowings.........................................37

ARTICLE V

  REPRESENTATIONS AND WARRANTIES............................................37
  5.1  Corporate Existence and Power........................................37
  5.2  Corporate Authorization; No Contravention............................38
  5.3  Governmental Authorization...........................................38
  5.4  Binding Effect.......................................................38
  5.5  Litigation...........................................................39
  5.6  No Default...........................................................39
  5.7  ERISA Compliance.....................................................39
  5.8  Use of Proceeds; Margin Regulations..................................40
  5.9  Title to Properties..................................................40
  5.10 Taxes................................................................40
  5.11 Financial Condition..................................................40
  5.12 Environmental Matters................................................41
  5.13 Collateral Documents.................................................42
  5.14 Regulated Entities...................................................42
  5.15 No Burdensome Restrictions...........................................42
  5.16 Copyrights, Patents, Trademarks and Licenses, etc....................42
  5.17 Subsidiaries.........................................................43
  5.18 Insurance............................................................43
  5.19 Solvency.............................................................43
  5.20 Swap Obligations.....................................................43
  5.21 Full Disclosure......................................................43
  5.22 Year 2000............................................................43

ARTICLE VI

  AFFIRMATIVE COVENANTS.....................................................44
  6.1  Financial Statements.................................................44
  6.2  Certificates; Other Information......................................44
  6.3  Notices..............................................................45
  6.4  Preservation of Corporate Existence, Etc.............................46
  6.5  Maintenance of Property..............................................47
  6.6  Insurance............................................................47
  6.7  Payment of Obligations...............................................47
  6.8  Compliance with Laws.................................................47
  6.9  Inspection of Property and Books and Records.........................48
  6.10 Environmental Laws...................................................48
  6.11 Use of Proceeds......................................................48
  6.12 Security Interests and Guaranties by Subsidiaries....................48
  6.13 Pledge Agreement.....................................................49

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                                                                           Page

ARTICLE VII

  NEGATIVE COVENANTS........................................................50
  7.1  Limitation on Liens..................................................50
  7.2  Disposition of Assets................................................52
  7.3  Consolidations and Mergers...........................................52
  7.4  Loans and Investments................................................53
  7.5  Limitation on Indebtedness...........................................54
  7.6  Transactions with Affiliates.........................................55
  7.7  Use of Proceeds......................................................55
  7.8  Contingent Obligations...............................................56
  7.9  Leverage Test........................................................56
  7.10 Interest Coverage Test...............................................57
  7.11 Fixed Charge Coverage Ratio..........................................57
  7.12 Quick Ratio..........................................................57
  7.13 Minimum EBITDA.......................................................57
  7.14 Restricted Payments..................................................58
  7.15 Change in Business...................................................59
  7.16 Accounting Changes...................................................59
  7.17 Amendments to the Acquisition Agreement..............................59

ARTICLE VIII

  EVENTS OF DEFAULT.........................................................59
  8.1  Event of Default.....................................................59
  8.2  Remedies.............................................................62
  8.3  Rights Not Exclusive.................................................62

ARTICLE IX

  THE AGENT.................................................................63
  9.1  Appointment and Authorization; "Agent"...............................63
  9.2  Delegation of Duties.................................................63
  9.3  Liability of Agent...................................................63
  9.4  Reliance by Agent....................................................64

                                                                           Page

  9.5  Notice of Default....................................................64
  9.6  Credit Decision......................................................64
  9.7  Indemnification of Agent.............................................65
  9.8  Agent in Individual Capacity.........................................65
  9.9  Successor Agent......................................................66
  9.10  Withholding Tax.....................................................66

ARTICLE X

  MISCELLANEOUS.............................................................68
  10.1  Amendments and Waivers..............................................68
  10.2  Notices.............................................................69
  10.4  Costs and Expenses..................................................69
  10.5  Company Indemnification.............................................70
  10.6  Payments Set Aside..................................................70
  10.7  Successors and Assigns..............................................71
  10.8  Assignments, Participations, etc....................................71
  10.9  Confidentiality.....................................................73
  10.10 Set-off.............................................................73
  10.11 Notification of Addresses, Lending Offices, Etc.....................74
  10.12 Counterparts........................................................74
  10.13 Severability........................................................74
  10.14 No Third Parties Benefited..........................................74
  10.15 Governing Law and Jurisdiction......................................74
  10.16 Waiver, of Jury Trial...............................................75
  10.17 Entire Agreement....................................................75

SCHEDULES

Schedule 2.1     Commitments and Pro Rata Shares
Schedule 5.11    Permitted Liabilities
Schedule 5.12    Environmental Matters
Schedule 5.17    Subsidiaries and Minority Interests
Schedule 5.18    Insurance Matters
Schedule 7.1     Permitted Liens
Schedule 7.4     Investments
Schedule 7.5     Permitted Indebtedness
Schedule 7.8     Contingent Obligations
Schedule 10.2    Eurodollar and domestic Lending Offices.  Addresses for Notices

EXHIBITS

Exhibit A        Form of Compliance Certificate
Exhibit B        Form of Guarantor Security Agreement
Exhibit C        Form of /Guaranty
Exhibit D        Form of Promissory Note
Exhibit E        Form of Notice of Borrowing
Exhibit F        Form of Notice of /Conversion/Continuation
Exhibit G        Form of Solvency Certificate
Exhibit H        Form of Pledge Agreement
Exhibit I        Form of Acceptance and Assignment

                                CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of November 1. 1999, among WESTERN MULTIPLEX CORPORATION, a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and CREDIT SUISSE FIRST BOSTON, as lead arranger and as agent for Banks.

     WHEREAS, Banks have agreed to make available to the Company two term loans and a revolving credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 Certain Defined Terms. The following terms have the following meanings:

          "Accounts Payable" means the accounts payable of the Company, excluding accounts payable in respect of general administration and marketing to the extent not included in the cost of goods sold as reported per GAAP.

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "Acquisition Agreement" means the Acquisition Agreement dated as of September 30, 1999 by and among Glenayre, Glenayre Technologies, Inc., WMC California and WMC Holding Corp.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person,
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                                                                               2


     whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "Agent" means CSFB in its capacity as agent for Banks hereunder, and any successor agent arising under Section 9.9.

          "Agent-Related Persons" means CSFB and any successor agent arising under Section 9.9, together with their respective Affiliates (including, in the case of CSFB, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means the address for payments set forth on
     Schedule 10.2 or such other address as the Agent may from time to time specify.

          "Agreement" means this Credit Agreement.

          "Applicable Margin" means a per annum interest rate determined in accordance with the following table:

--------------------------------------------------------------------------------
                                           Base Rate           Eurodollar Rate
         Loan Type                         Loan Margin           Loan Margin
         ---------                         -----------           -----------
With respect to Revolving Loans               1.50%                 2.50%
With respect to Term Loan A Loans:            1.50%                 2.50%
With respect to Term Loan B Loans             4.00%                 5.00%
--------------------------------------------------------------------------------

          "Assignee" has the meaning specified in subsection 10.8(a).

          "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" has the meaning specified in the introductory clause hereto.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C.ss.101, et seq.).

          "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as set from time to time by CSFB in New York, New York, as its "prime lending rate." The Base Rate is not necessarily the lowest rate of interest charged by CSFB in connection with extensions of credit.

          Any change in the Base Rate shall take effect at the opening of business on the effective day of such change in the prime lending rate or the Federal Funds Rate, respectively, specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by Banks under Article ii, and, other than in the case of Base Rate Loans, having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under
     Section 2.3.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means a day other than a day on which commercial banks in New York City or London, England are authorized or required by law to close.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Expenditures" means all expenditures for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and which are required to be capitalized under GAAP.

          "Capital Lease Obligation" means, with respect to any capital lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such Person in respect of such capital lease or otherwise be disclosed in a note to such balance sheet.

          "Change of Control" means the occurrence after the date of this Agreement of: (i) any Person or two or more Persons acting in concert
     (other than the Permitted Investors) acquiring beneficial ownership (within the meaning of Rule l3d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing
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                                                                               4

     greater than or equal to 50% of the combined voting power of all securities of the Company entitled to vote in the election of directors; (ii) any Person or two or more Persons acting in concert (other than the Permitted Investors) acquiring by contract or otherwise, or entering into a contract or arrangement which, upon consummation, will result in its or their acquisition of, or control over, securities of the Company (or other securities convertible into such securities) representing greater than or equal to 50% of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (iii) at any time Continuing Directors shall cease to constitute a majority of the board of directors of the Company; provided, however, that neither (a) an initial public offering of the Company's Stock nor (b) the Transaction shall be deemed to constitute a "Change of Control" hereunder.

          "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Banks (or, in the case of subsection 4.1 (e), waived by the Person entitled to receive such payment).

          "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

          "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company and its Subsidiaries in or upon which a Lien now or hereafter exists in favor of Banks, or the Agent on behalf of Banks, whether under this Agreement or under any other documents executed by any such Person and delivered to the Agent or Banks.

          "Collateral Documents" means, collectively, the Security Agreement, the Guarantor Security Agreement, the Pledge Agreement, the Guaranty, and all other security agreements, mortgages, deeds of trust, copyright, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Company or any Subsidiary and Banks or the Agent for the benefit of Banks now or hereafter delivered to Banks or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Company or any Subsidiary as debtor in favor of Banks or the Agent for the benefit of Banks as secured party, and any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

          "Commitment," as to any Bank, means such Bank's Pro Rata Share of the Term Loan A Commitment, the Term Loan B Commitment and the Revolving Commitment set forth in Schedule 2.1 hereof.
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                                                                               5


          "Compliance Certificate" means a certificate substantially in the form of Exhibit A.

          "Consolidated Current Assets" means, on a consolidated basis, as at any date of determination, all current assets of the Company and its Subsidiaries, as determined and computed in accordance with GAAP.

          "Consolidated Current Liabilities" means, on a consolidated basis, as at any date of determination, all current liabilities of the Company and its Subsidiaries, as determined and computed in accordance with GAAP, plus, to the extent not already included therein, the current portion of all outstanding Loans, exclusive of outstanding Revolving Loans.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other monetary obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials. supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

          "Continuing Director" means, at any date, an individual (a) who is a member of the Board of Directors of the Company on the date hereof, (b) who, as at such date, has been a member of such Board of Directors for at least the twelve (12) preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by the Permitted Investors, or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "CSFB" means Credit Suisse First Boston.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "Domestic Subsidiary" means a Subsidiary organized under the laws of a jurisdiction of the United States of America.

          "EBITDA" means, with respect to the Company and its Subsidiaries for any applicable period, Net Income for such period, plus (a) Net Interest Expense to the extent included in the determination of Net Income, plus (b) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind to the extent included in the determination of Net Income, plus (c) to the extent deducted in determining Net Income for such period, the aggregate amount of income taxes, plus (d) non-recurring merger-related cash expenses, plus (e) non-cash charges, plus (f) losses, less gains, on asset sales, plus (g) restructuring charges or reserves, plus (h) any extraordinary, unusual or non-recurring cash or non-cash expenses or losses, less gains (without duplication of the proviso in the definition of Net Income). For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination of the Leverage Ratio, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro form effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $500,000; and "Material Disposition" means any disposition of property or series of related dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $500,000.

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; or (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

          "Employee Guaranties" has the meaning specified in subsection 7.5 (h).

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "Equity Interests" means, with respect to (a) a corporation, the capital stock thereof; (b) a partnership, a partnership interest therein, including all rights of a partner in such partnership, whether arising under the partnership agreement of such partnership or otherwise; (c) a limited liability company, a membership interest therein, including all rights of a member of such limited liability company, whether arising under the limited liability company agreement of such limited liability company or otherwise; and (d) any other firm, association, trust, business enterprise or other entity which is similar to any other Person listed in clauses (a), (b) and (c), and this clause (d), of this definition, any equity interest therein and any interest therein which entitles the holder thereof to share in the revenue, income, earnings or losses thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "ERP" means the enterprise resource planning system (including hardware, software, installation, training and other costs) to be implemented by the Company.

          "Eurocurrency Reserve Requirements" means for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (as expressed as a decimal fraction) or reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such system.

          "Eurodollar Base Rate" means the rate per annum, determined by the Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Notice of Borrowing) by reference to the "British Bankers' Association Interest Settlement Rates" for deposits in Dollars (as set forth by any service selected by the Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (rounded, if necessary, upward to the nearest whole multiple of 1/16th of 1%); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "Eurodollar Base Rate" shall be the interest rate per annum determined by the Agent to be the average (rounded, if necessary, upward to the nearest whole multiple of 1/16th of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. Any change in the Eurodollar Base Rate resulting from a change in the Eurocurrency Reserve Requirements shall become effective on the opening of business on the day in which such change became effective.

          "Eurodollar Rate" means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):


                              Eurodollar Base Rate
                  ---------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Rate Loan" means a Loan that bears interest at the Eurodollar Rate. AP "Event of Default" means any of the events or circumstances specified in Section 8.1.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business
     Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

          "Fee Letter" has the meaning specified in subsection 2.10(a).

          "Fiscal Quarter" means each fiscal quarter of the Company ending on each March 31, June 30, September 30 and December 31.

          "Fiscal Year" means each fiscal year of the Company ending on each December 31.

          "Fixed Charge Coverage Ratio" means, as calculated quarterly as of the last day of each Fiscal Quarter the ratio of (a) EBITDA for the four consecutive quarters then ended, plus any Management Fees paid during such period, to (b) Fixed Charges for the four consecutive quarters then ended.

          "Fixed Charges" means, on a consolidated basis, for any period as of any date of determination, the sum of (a) Net Interest Expense during such period, plus (b) all scheduled principal payments with respect to the Loans (after giving effect to any optional prepayments thereof), cash taxes of the type referred to in clause (c) of the definition of EBITDA and Management Fees paid by the Company during such period, plus (c) Capital Expenditures, other than Acquisitions permitted hereunder, made during such period, minus any payment made by the Company in connection with the ERP implementation in an aggregate amount not to exceed $1,500,000 at any time.

          "Foreign Subsidiary" means a Subsidiary organized under the laws of a jurisdiction outside of the United States of America.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Funded Debt" means, as calculated on a consolidated basis as of any date of determination, the total amount of all interest bearing Indebtedness for borrowed money and Employee Guaranties, which Indebtedness shall include the principal amount outstanding under all Loans advanced by the Lenders hereunder, but shall specifically exclude Capital Lease Obligations.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

          "Glenayre" means GTI Acquisition Corp., a Delaware corporation.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Gross Interest Expense" means, on a consolidated basis, for any period as at any date of determination, cash interest expense for such period (including all commissions, discounts, fees and other charges under letters of credit and similar instruments and under any Swap Contract) classified and accounted for as interest in accordance with GAAP.

          "Guarantor" means a guarantor under the Guaranty.

          "Guarantor Security Agreement" means a Guarantor Security Agreement in substantially the form attached hereto as Exhibit B.

          "Guaranty" means a Guaranty Agreement in substantially the form attached hereto as Exhibit C.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Holdings" means WMC Holding Corporation, a Delaware corporation.

          "Indebtedness" of any Person means, without duplication, (a) all Indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations of such Person; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through
     (g) above.

          For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

          "Indemnified Liabilities" has the meaning specified in Section 10.5.

          "Indemnified Person" has the meaning specified in Section 10.5.

          "Independent Auditor" has the meaning specified in subsection 6.1(a).

          "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assigmnent for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Coverage Ratio" means, on a consolidated basis, as of the last day of each Fiscal Quarter, the ratio of (a) EBITDA for the four consecutive quarters then ended to (b) Net Interest Expense for the four consecutive quarters then ended.

          "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the first day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the first Business Day of each November, February, May and August and each date such Loan is converted into another Type of Loan, provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds 90 days or three months, respectively, the date that falls 90 days or three months (as the case may be) after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date one, two, three, six or, if consented to by each Bank under the relevant facility, nine or twelve months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation: provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period for any Term Loan shall extend beyond the Term Maturity Date and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "ending Office" or "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, on Schedule 10.2, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

          "Leverage Ratio" means, as calculated quarterly as of the last day of each Fiscal Quarter, the ratio of (a) Funded Debt on such day to (b) EBITDA for the four consecutive quarters then ended.

          "Lien" means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

          "Loan" means an extension of credit by a Bank to the Company under
     Article II, and may be a Base Rate Loan or a Eurodollar Rate Loan (each, a "Type" of Loan), and includes any Revolving Loan or Term Loan.

          "Loan Documents" means this Agreement, any Notes, the Fee Letter and all other documents delivered to the Agent or any Bank in connection herewith.

          "Majority Banks" means (a) at any time until the Closing Date, Banks which collectively hold in excess of 50% of the Commitments, and (b) thereafter, Banks which collectively hold in excess of 50% of the sum of
     (i) the then aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the aggregate amount of Revolving Commitments then in effect.

          "Management Fee" has the meaning set forth in Section 7.6.

          "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or the Company and its Subsidiaries taken as a whole of any Loan Document.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Negative Pledge" means any agreement, contract or arrangement whereby any Person is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring or suffering to exist, directly or indirectly, any Lien on any of its assets.

          "Net Income" means, for any applicable period, the aggregate of all amounts which, in accordance with GAAP, would be included as net income (or net loss (including any extraordinary losses)) on a consolidated statement of income of the Company and its Subsidiaries for such period; provided, however, that "Net Income" shall exclude the effect of any extraordinary or other non-recurring non-cash gain or loss outside the ordinary course of business.

          "Net Interest Expense" means, on a consolidated basis, for any period as at any date of determination, (a) Gross Interest Expense, less (b) interest income for that period and Swap Contract payments received.

          "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.2(b), which Note shall be substantially in the form attached hereto as Exhibit D.

          "Notice of Borrowing" means a notice in substantially the form of Exhibit E.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit F.

          "Obligations" means all advances, debts, liabilities and monetary obligations arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assigmnent), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Organization Documents" means. for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Participant" has the meaning specified in subsection 10.8(d).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years and could reasonably be expected to have liability under Section 4064 of ERISA.

          "Permitted Investors" means the collective reference to Ripplewood, all owners of capital stock of the Company as of the Closing Date, their respective Affiliates and any director, officer or employee of the Company.

          "Permitted Liens" has the meaning specified in Section 7.1.

          "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view."

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Pledge Agreement" has the meaning set forth in Section 6.13.

          "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment, as set forth in Schedule 2.1, divided by the combined Commitments of all Banks.

          "Quick Ratio" means, at any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

          "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer, the president or any vice president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "Revolving Commitment" means ten million dollars ($ 10,000,000).

          "Revolving Loan" has the meaning specified in Section 2.1.

          "Revolving Termination Date" means the earlier to occur of

          (a) November 1, 2002; and

          (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

          "Ripplewood" means Ripplewood Partners L.P.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Security Agreement" means that certain Security Agreement dated of even date herewith among the Agent, Banks and the Company.

          "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of
     Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of state law; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
     (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and
     (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-tomarket value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

          "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

          "Term Loan" means any Term Loan A Loan or Term Loan B Loan; and "Term Loans" means all Term Loan A Loans and Term Loan B Loans.

          "Term Loan A Commitment" means ten million dollars ($10,000,000).

          "Term Loan A Loan" has the meaning specified in Section 2.1(a).

          "Term Loan B Commitment" means twelve million dollars ($12,000,000).

          "Term Loan B Loan" has the meaning specified in Section 2.1(b).

          "Transaction" means the transactions contemplated by the Acquisition Agreement.

          "Transaction Documents means collectively the Acquisition Agreement and all other material instruments, agreements and other documents executed or delivered in connection with the Transaction.

          "Type " has the meaning specified in the definition of Loan."

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

     "Wholly-Owned Domestic Subsidiary" means a Wholly-Owned Subsidiary that is also a Domestic Subsidiary.

     "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     "WMC California" means Western Multiplex Corporation, a California corporation.

     "Year 2000 Problem" means the risk that any material computer applications used by the Company or its Subsidiaries may be unable to recognize and properly perform date sensitive functions involving certain dates prior to and any date on or after December 31, 1999.

     1.2 Other Interpretive Provisions.

     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) The words "hereof, "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

     (ii) The term "including" is not limiting and means "including without limitation."

     (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means to and including."

     (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

     (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

     (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     1.3 Accounting Principles. (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Banks hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to
Section 6.1, consistent with the financial statements of the Company and its Subsidiaries as at December 31, 1998); provided, however, if (a) the Company shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Majority Banks shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Company to Banks as to which no such objection shall have been made.

     (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                   ARTICLE II

                                   THE CREDITS

     2.1 Amounts and Terms of Commitments. (a) Term Loan A. Each Bank severally agrees, on the terms and conditions set forth herein, to make a single loan to the Company (each such loan, a "Term Loan A Loan") on the Closing Date in an amount not to exceed such Bank's Pro Rata Share of the Term Loan A Commitment. Amounts borrowed as Term Loan A Loans which are repaid or prepaid by the Company may not be reborrowed.

     (b) Term Loan B. Each Bank severally agrees, on the terms and conditions set forth herein, to make a single loan to the Company (each such loan, a "Term Loan B Loan") on the Closing Date in an amount not to exceed such Bank's Pro Rata Share of the Term Loan B Commitment. Amounts borrowed as Term Loan B Loans which are repaid or prepaid by the Company may not be reborrowed.

     (c) The Revolving Credit. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate principal amount at any one time outstanding not to exceed the Bank's Pro Rata Share of the Revolving Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.1(c), prepay under Section 2.6 and reborrow under this subsection 2.1(c).

     2.2 Loan Accounts. (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error/rebuttable presumptive evidence of the amount of the Loans made by Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

     (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

     2.3 Procedure for Borrowing. (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 1:00 p.m. (New York City time) (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Rate Loans, and (ii) on or before the requested Borrowing Date, in the case of Base Rate Loans, specifying:

          (i) the amount of the Borrowing, which shall be in an aggregate minimum amount of $500,000 or any multiple of $100,000 in excess thereof;

          (ii) the requested Borrowing Date, which shall be a Business Day;

          (iii) the Type of Loans comprising the Borrowing; and

          (iv) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be one month.

     (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

     (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 2:00 p.m. (New York City time), on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of CSFB with the aggregate of the amounts made available to the Agent by Banks and in like funds as received by the Agent.

     (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.

     2.4 Conversion and Continuation Elections. (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

          (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $100,000 in excess thereof) into Loans of any other Type; or

          (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $100,000 in excess thereof);

provided, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

     (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 1:00 p.m. (New York City time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

          (i) the proposed Conversion/Continuation Date;

          (ii) the aggregate amount of Loans to be converted or continued;

          (iii) the Type of Loans resulting from the proposed conversion or continuation; and

          (iv) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

     (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

     (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

     (e) Unless the Majority Banks otherwise consent, during the existence and continuance of an Event of Default, the Company may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan.

     (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.

     2.5 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than three (3) Business Days' prior notice to the Agent, terminate the

Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $1,000,000 or any multiple of $100,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

     2.6 Optional Prepayments. Subject to Section 3.4, the Company may, at any time or from time to time, upon not less than one (1) Business Days' irrevocable notice to the Agent in the case of Base Rate Loans and upon not less than three
(3) Business Days' irrevocable notice to the Agent in the case of Eurodollar Rate Loans, ratably prepay Loans in whole or in part, in minimum amounts of $500,000 or any multiple of $100,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4. Optional prepayments of Term Loans shall be applied to reduce the then remaining installments of the Term Loan A Loans and Term Loan B Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Notwithstanding the above, once each calendar year, the Company may apply any optional prepayment to pay any one installment per tranche as it directs, with the remainder, if any, of any such optional prepayment applied in the manner set forth in the immediately preceding sentence.

     2.7 Mandatory Prepayments of Loans. The Company shall prepay principal amounts outstanding under the Term Loans, within five Business Days of the Company's receipt thereof, (i) in an amount equal to one hundred percent (100%) of the cash proceeds (net of reasonable transaction costs and taxes) from (A) non-ordinary course sales of assets or other dispositions of Property owned by the Company, but excluding such cash proceeds which are reinvested in the business of the Company within 180 days after the consummation of such sale or disposition pursuant to a plan for such reinvestment provided to the Agent no later than ten (10) Business Days after the consummation of such sale or disposition; (B) the Company's or any of its Subsidiaries' initial public offering, (C) private placements of equity or equity-linked products of the Company or its Subsidiaries, other than to Holdings, the Company, any of its Subsidiaries or any Permitted Investor, and (D) the issuance of senior debt, other than debt permitted to be incurred under Section 7.5, and (ii) in an amount equal to one-hundred percent (100%) of the cash proceeds (net of reasonable transaction costs and taxes) from the issuance of subordinated debt. Mandatory prepayments of Term Loans shall be applied to reduce the then remaining installments of the Term Loan A Loans and Term Loan B Loans, as the case may be, pro rata based upon the then remaining principal amount thereof.

     2.8 Repayment. (a) Term Loan A. The Company shall repay to Banks the principal of the Term Loan A Loans in eleven (11) equal installments commencing on May 1, 2000 and continuing on each November 1, February 1, May 1 and August 1 thereafter through and including November 1, 2002. Notwithstanding the above, the Company shall repay all unpaid principal of Term Loan A Loans and all outstanding interest thereon and all costs, charges and expenses with respect thereto, on November 1, 2002.

     (b) Term Loan B. The Company shall repay to Banks the principal of the Term Loan B Loans as follows: (i) $120,000 of the principal of the Term Loan B Loans shall be due and payable on November 1, 2000 and on each November 1 thereafter through and including November 1, 2003; and (ii) all remaining unpaid principal of Term Loan B Loans and all outstanding interest thereon and all costs, charges and expenses with respect thereto, shall be due and payable on November 1, 2004.

     (c) The Revolving Credit. The Company shall repay to Banks on the Revolving Termination Date the aggregate principal amount of Revolving Loans and all outstanding interest thereon and all costs, charges and expenses with respect thereto.

     2.9 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Eurodollar Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.4), plus the Applicable Margin.

     (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under
Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

     (c) Notwithstanding subsection (a) of this Section, while any amount owed by the Company to Banks is past due, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on such amount at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such amount and, in the case of past-due amounts not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any past-due Eurodollar Rate Loan, the past-due amount of such Loan shall bear interest at a rate per annum equal to the Base Rate plus 2%.

     (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

     2.10 Fees. (a) Fee Letter. The Company shall pay to the Agent for the account of Banks, such fees as are set forth in the Fee Letter ("Fee Letter") between the Company and the Agent dated September 22, 1999.

     (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Revolving Commitment, computed on a quarterly basis in arrears on the first Business Day of each November, February, May and August based upon the daily utilization for that quarter as calculated by the Agent, equal to seventy-five hundredths of one-percent (0.75%) per annum. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the first Business Day of each November, February, May and August, commencing on February 1, 2000 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.5, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

     2.11 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by CSFB's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or fees are computed from the first day thereof to the last day thereof.

     (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

     2.12 Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

     2.13 Payments by Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the

Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

     (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

     2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntantary involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify Banks following any such purchases or repayments.

     2.15 Security. All obligations of the Company and the Subsidiaries under this Agreement, any Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.1 Taxes. (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

     (b) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

          (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

          (ii) the Company shall make such deductions and withholdings; and

          (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

     (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of (i) Taxes and (ii) Other Taxes, and penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

     (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

     (e) If the Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the reasonable judgment of such Bank is not otherwise disadvantageous to such Bank.

     (f) Any Bank that is entitled to an exemption from or reduction of tax, with respect to payments under this Agreement shall deliver to the Company with a copy to the Agent, at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (g) Notwithstanding anything herein to the contrary, the Company shall not be required to pay any additional amounts pursuant to this Section 3.1 with respect to Taxes or Other Taxes that are (i) attributable to the Bank's failure to comply with Section 3.1(f), (ii) U. S. withholding taxes that were imposed at the time the Bank becomes a Bank under this Agreement or (iii) U. S. withholding taxes that are imposed other than as a result of a change in treaty, law or regulation or the application or interpretation thereof.

     (h) If a Bank or the Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by the Company pursuant to this Section, which refund in the good faith judgment of such Bank is allocable to such payment, it shall promptly notify the Company of the availability of such refund and shall, within 30 days after the receipt of a request by the Company, apply for such refund. If any Bank or the Agent receives a refund in respect of any amounts paid by the Company pursuant to this Section, which refund in the good faith judgment of such Bank is allocable to such payment, it shall promptly notify the Company of such refund and shall, within 30 days after receipt, repay such refund to the Company net of all out-of-pocket expenses of such Bank or the Agent; provided, however, that the Company, upon the request of such Bank or the Agent, agrees to repay the amount paid over to the Company to such Bank or the Agent in the event such Bank or the Agent is required to repay such refund.

     3.2 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Eurodollar Rate Loans, then, on written notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Eurodollar Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

     (b) If a Bank determines that it is unlawful to maintain any Eurodollar Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Eurodollar Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.4. either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loan. If the Company is required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

     (c) If the obligation of any Bank to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent, that all Loans which would otherwise be made by the Bank as Eurodollar Rate Loans shall be instead Base Rate Loans.

     3.3 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Base Rate or the Eurodollar Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

     (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) such Bank determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     (c) The Company shall not be required to compensate a Bank pursuant to this
Section 3.3 for any increased costs incurred more than 180 days prior to the date that such Bank notifies the Company of the change of law or circumstance giving rise to such increased costs and of such Bank's intention to claim compensation therefor; provided that, if the change of law or circumstance giving rise to such increased costs is retroactive, that such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

     3.4 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

          (a) the failure of the Company to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

          (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

          (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6;

          (d) the prepayment (including pursuant to Section 2.7) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period; or

          (e) the automatic conversion under Section 2.4 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the Liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding lost profits. For purposes of calculating amounts payable by the Company to Banks under this Section and under subsection 3.3(a), each Eurodollar Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

     3.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to any Bank of funding such Loan, the Agent will promptly so notify the Company and each Bank in writing. Thereafter, the obligation of Banks to make or maintain Eurodollar Rate Loans, as the case may be, hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing, or Notice of Conversion/ ontinuation then submitted by it. If the Company does not revoke such Notice, Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans, as the case may be.

     3.6 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

     3.7 Replacement of Banks. The Company shall be permitted to replace any Bank that (a) requests reimbursement for amounts owing pursuant to Section 3.1,
3.3 or 3.4 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Bank shall have taken no action under Section 3.1 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Bank on or prior to the date of replacement, (v) the replacement financial institution, if not already a Bank, shall be reasonably satisfactory to the Agent, (vi) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of Section
10.8 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 3.1, 3.3 or 3.4, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Agent or any other Bank shall have against the replaced Bank.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank:

          (a) Credit Agreement and Notes. This Agreement and the Notes executed by each party thereto;

          (b) Resolutions; Incumbency.

          (i) Copies of the resolutions of the board of directors of the Company and each Subsidiary that may become party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

          (ii) A certificate of the Secretary or Assistant Secretary of the Company, and each Subsidiary that may become party to a Loan Document, certifying the names and true signatures of the officers of the Company or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder;

          (c) Organization Documents; Good Standing. Each of the following documents:

               (i) the articles or certificate of incorporation and the bylaws of the Company and each Subsidiary party to any Loan Document as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company or such Subsidiary as of the Closing Date; and

               (ii) a good standing and tax good standing certificate for the Company and each Subsidiary party to any Loan Document from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company or such Subsidiary is qualified to do business as a foreign corporation as of a recent date;

          (d) Legal Opinions. An opinion of Simpson Thacher & Bartlett, counsel to the Company, and addressed to the Agent and Banks, in form and substance satisfactory to the Agent;

          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of CSFB to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute CSFB's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and CSFB); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 10.4;

          (f) Collateral Documents. The Collateral Documents, executed by the Company, in appropriate form for recording, where necessary, together with:

               (i) copies of all UCC-1 financing statements in form appropriate to be filed, registered or, recorded to perfect the security interests of the Agent for the benefit of Banks, or evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of Banks in accordance with applicable law;

               (ii) written advice relating to such Lien and judgment searches as the Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

               (iii) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements;

               (iv) stock certificates together with assignments executed In blank, evidencing the Company's ownership of each of its Subsidiaries, as required by the Pledge Agreement; and

               (v) evidence that all other actions necessary or, in the reasonable opinion of the Agent, desirable, to perfect and protect the first priority security interest created by the Collateral Documents and to enhance the Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken including, without limitation, notification of all financial institutions with whom the Company maintains a deposit account,

          (g) Officer's Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in Article V are true and correct in all material respects on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

               (iii) there has occurred since December 31, 1998, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (h) Solvency Certificate. A certificate in substantially the form attached hereto as Exhibit G, signed by the Chief Financial Officer of the Company, dated as of the Closing Date, stating that the Company, after the consummation of the transactions contemplated by the Acquisition Agreement and this Agreement, will be solvent;

          (i) Transaction Documents. Copies of the fully-executed Transaction Documents, together with such other information with respect to the Transaction as the Agent or any Bank may request;

          (j) Financial Statements. Audited consolidated financial statements of the Company for the Fiscal Year ended December 31, 1998; and

          (k) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

     4.2 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.4 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation
Date:

          (a) Notice of Borrowing or Conversion/Continuation. The Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct in all material respects on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and

          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section
4.2 are satisfied.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Agent and each Bank that:

     5.1 Corporate Existence and Power. The Company and each of its
Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect; and

          (d) is in compliance with all Requirements of Law, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect.

     5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a) contravene the terms of any of that Person's Organization
     Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject, in each case the violation of which could reasonably be expected to have a Material Adverse Effect, or

          (c) violate any material Requirement of Law.

     5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents that may be required) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document, except for consents, authorizations, filings, notices or other acts the failure to make or obtain could not reasonably be expected to have a Material Adverse Effect.

     5.4 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability, regardless of whether considered in proceedings in equity or at law and by an implied covenant of good faith and fair dealing.

     5.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     5.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

     5.7 ERISA Compliance. (a) Except where the liability, individually and in the aggregate, could not reasonably be expected to have a Material Adverse
Effect: (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law; (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which would cause the loss of such qualification; and (iii) the Company and each ERISA Affiliate have made all required contributions to any Plan subject to
Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (b) There are no pending or, to the knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c) Except where the liability, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA; and (iii) "no non-exempt prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan.

     5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.11 and
Section 7.7. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     5.9 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the real property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.11 Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 3 1, 1998, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

          (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

          (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

          (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

     (b) Since December 31, 1998, there has been no Material Adverse Effect.

     5.12 Environmental Matters. (a) Except as specifically disclosed in
Schedule 5.12, the on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $750,000 in the aggregate.

     (b) Except as specifically disclosed in Schedule 5.12, the Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits except to the extent the failure to have such Environmental Permits or to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     (c) Except as specifically disclosed in Schedule 5.12, none of the Company, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, which would if adversely determined, result in a liability or in economic loss in excess of $750,000 in the aggregate.

     (d) Except as specifically disclosed in Schedule 5.12 there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Company or any Subsidiary, or arising from operations prior to the Closing Date, of the Company or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $750,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither the Company nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and
(ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws, in each case where it could reasonably be expected to have a Material Adverse Effect.

     5.13 Collateral Documents. (a) As of the date hereof, the provisions of each of the Collateral Documents are effective to create in favor of the Agent for the benefit of Banks, a legal, valid and enforceable security interest in all right, title and interest of the Company and its Subsidiaries in the collateral described therein, and financing statements have been delivered to the Agent for filing in the offices in all of the jurisdictions in which Collateral is located and executed Patent Assignments, Trademark Assignments and Copyright Assignments have been delivered to the Agent for filing in the U.S. Patent and Trademark Office and the U.S. Copyright Office and upon the filing of such assignments and such financing statements in such offices, the Agent, for the benefit of Banks, will have a perfected first priority security interest (subject only to Permitted Liens) in the collateral described thereon in which a security interest may be perfected by the filing of such financing statements or assignments, and upon delivery of those items of Collateral for which physical possession is the method for perfection, the Agent, for the benefit of Banks, will have a valid, first priority security interest thereon.

     (b) All representations and warranties of the Company and any of its Subsidiaries party thereto contained in the Collateral Documents are true and correct in all material respects.

     5.14 Regulated Entities. None of the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.15 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     5.16 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person which could reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.5, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     5.17 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.17 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.17.

     5.18 Insurance. Except as specifically disclosed in Schedule 5.18, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     5.19 Solvency. The Company and each of its Subsidiaries are Solvent

     5.20 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

     5.21 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

     5.22 Year 2000. The Company and its Subsidiaries have reviewed the areas within their operations and business which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the Year 2000 Problem and have made related appropriate inquiry of material suppliers and vendors, and based on such review and program, the Year 2000 Problem could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

     6.1 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks:

          (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records; and

          (b) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

     6.2 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

          (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (c) promptly, copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

          (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request; and

          (e) promptly following the closing of the Transaction, a certificate of the Secretary or Assistant Secretary of the Company and each Subsidiary certifying, as of such date and time, (i) that the resolutions certified pursuant to Section 4.1(b) remain in full force and effect; (ii) that, except as specifically set forth in the certificate to be delivered under this Section 6.2(e), there have been no changes since the delivery of the certificate described in Section 4.1(b)(ii) to the names and true signatures of the officers of the Company and each Subsidiary authorized to execute, deliver and perform, as applicable, all Loan Documents to be delivered by it hereunder; and (iii) that the articles of incorporation and the bylaws of the Company and each Subsidiary as in effect on the Closing Date remain in full force and effect.

     6.3 Notices. The Company shall promptly notify the Agent and each Bank in writing:

          (a) promptly after knowledge thereof, of the occurrence of any Default or Event of Default;

          (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

          (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 30 days after the Company acquires knowledge of such event), and deliver to the Agent a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

               (i) an ERISA Event which could reasonably be expected to result in a Material Adverse Effect;

               (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

               (iii) a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) that would result in any liability to the Company or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect; or

               (iv) any challenge by the IRS to the tax qualification of any Pension Plan under Section 401 or 501 of the Code; and

          (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.

     6.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to, other than as permitted by Section 7.3 hereof:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation, other than with respect to any Subsidiary the failure of which to do so could not reasonably be expected to have a Material Adverse Effect;

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, other than with respect to any Subsidiary the failure of which to do so could not reasonably be expected to have a Material Adverse Effect;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill, other than with respect to any Subsidiary the failure of which to do so could not reasonably be expected to have a Material Adverse Effect; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.5 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.6 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     6.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, including:

          (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

          (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property; and

          (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.8 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Goverrunental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist, and except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     6.9 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or the Collateral Agent to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company.

     6.10 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.11 Use of Proceeds. The Company shall use $21,000,000 of the proceeds of the Term Loans to redeem from Glenayre 42,000,000 shares of the Company's common stock in accordance with the Acquisition Agreement. The Company shall use the proceeds of the Revolving Loans and $1,000,000 of the proceeds of the Term Loans (the portion not used in accordance with the preceding sentence), for the retirement of existing debt owed by the Company and for working capital and other general corporate purposes (including, without limitation, fees and expenses in connection with the Transaction).

     6.12 Security Interests and Guaranties by Subsidiaries. The Company shall cause each of its Domestic Subsidiaries, promptly after formation or otherwise becoming a Subsidiary, to (a) become a party to the Guarantor Security Agreement, and thereby grant a lien in favor of Banks in all of such Subsidiary's assets in accordance with the terms of the Guarantor Security Agreement; (b) become a party to the Guaranty, and thereby guarantee the Obligations in accordance with the terms and conditions contained in the Guaranty; and (c) comply with Section 6.14 below, including, without limitation, as such compliance relates to requests by the Agent or the Majority Banks in connection with the security interests and guaranties described in Section 6.12(a) and (b) above.

     6.13 Pledge Agreement. The Company shall pledge to the Agent, on behalf of Banks, as security for the full payment and performance of the Obligations, all the Equity Interests held by the Company in its Domestic Subsidiaries and two-thirds (2/3) of the Equity Interests held by the Company in its Foreign Subsidiaries. The pledge of the Equity Interests described in this Section 6.13 shall be made promptly after an entity becomes a Subsidiary, and shall be made pursuant to a Pledge Agreement (the "Pledge Agreement") in substantially the form attached hereto as Exhibit H.

     6.14 Further Assurances. (a) The Company shall ensure that all written information, exhibits and reports furnished to the Agent or Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and Banks and cooperate in the correction of any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

     (b) Promptly upon request by the Agent or the Majority Banks, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, rerecord, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Majority Banks, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively, the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, except as otherwise provided in the Loan Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Banks the rights granted or now or hereafter intended to be granted to Banks under any Loan Document or under any other document executed in connection therewith.

     6.15 Merger of Subsidiary With and Into the Company. Within five (5) days after the Closing Date, WMC California shall be merged with and into the Company, with the Company being the surviving corporation.


                                   ARTICLE VII

                               NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

          7.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, enter into or be subject to a Negative Pledge, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

               (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.1 securing Indebtedness outstanding on such date;

               (b) any Lien created under any Loan Document;

               (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of lien has been filed or recorded under the Code;

               (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;

               (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits-required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

               (f) Liens on the property of the Company or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other nondelinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

               (g) Liens consisting of judgment or judicial attachment liens, provided that no Event of Default exists in respect thereof pursuant to Section 8.1(j);

               (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

               (i) Liens on assets of entities which become Subsidiaries, or on assets acquired, after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries or the assets were acquired and were not created in anticipation thereof,


               (j) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attached to such property concurrently with or within 45 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and
          (iii)
          the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed, together with Indebtedness permitted under subsection 7.5(d), $750,000;

               (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

               (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

               (m) Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only. provided that (i) the counterparty to any Swap Contract relating to any such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Company and the Subsidiaries together in favor of any counterparty does not at any time exceed $500,000; and

               (n) other Liens securing obligations of up to $500,000 in the aggregate at any one time outstanding.

     7.2 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, or other assets, all in the ordinary course of business;

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

          (c) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) no less than 50% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any Fiscal Year $1,000,000.

     7.3 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

          (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Subsidiary;

          (c) the Transaction may be consummated in accordance with the Acquisition Agreement; and

          (d) any other transaction permitted elsewhere under this Agreement may be consummated.

     7.4 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make any Acquisitions. or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

          (a) Investments held by the Company or Subsidiary in the form of cash equivalents;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) Acquisitions, provided that, after giving effect to any such Acquisition, (i) the Company and its Subsidiaries are in full compliance with the covenants set forth in,Articles VI and VII hereunder and (ii) the Company's Leverage Ratio does not exceed the following: (A) for the period commencing on the Closing Date through and including December 31, 2000,
     4.00 to 1.00, and (B) for the period commencing on January 1, 2001 and thereafter, 3.50 to 1.00;

          (d) Investments constituting Pertained Swap Obligations or payments or advances under Swap Contracts relating to Pertained Swap Obligations;

          (e) Intercompany Investments by Holdings, the Company or any of its Subsidiaries in the Company or any Person that, prior to such Investment, is a Wholly-Owned Domestic Subsidiary, and

          (f) Loans and advances to officers, directors and employees of the Company or any of its Subsidiaries (i) to finance the purchase of capital stock of the Company and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $1,500,000;

          (g) Investments existing on the date hereof and set forth on Schedule 7.4, and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (g) is not increased at any time above the amount of such Investments existing on the date hereof,

          (h) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

          (i) Investments payment for which is made solely with capital stock of the Company; Investments constituting non-cash proceeds of sales. transfers and other dispositions of assets to the extent permitted by Section 7.2. and

          (j) in addition to Investments otherwise expressly permitted by this Section. Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement.

     7.5 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.8;

          (c) Indebtedness existing on the Closing Date and set forth in
     Schedule 7.5, and any refinancing, refunding, renewal or extension thereof; provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

          (d) Indebtedness secured by Liens permitted by subsection 7.1(i), 0) and (m) in an aggregate amount outstanding not to exceed $750,000;

          (e) Indebtedness incurred in connection with leases entered into in the ordinary course of business;

          (f) Indebtedness of the Company to any Subsidiary and of any Wholly-Owned Domestic Subsidiary to the Company or any other Subsidiary;

          (g) Guaranty Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of (x) obligations of any Wholly-Owned Subsidiary or (y) other obligations elsewhere permitted under this Agreement;

          (h) Guaranty Obligations ("Employee Guaranties") incurred by the Company or any of its Subsidiaries in connection with any investment made pursuant to subsection 7.4(f);

          (i) Indebtedness in respect of any bankers' acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

          (j) (i) Indebtedness (including Indebtedness arising under capital leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension; and

          (k) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $750,000 at any one time outstanding.

     7.6 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except (i) upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary, and (ii) for payments by the Company or Holdings to Ripplewood or any of its Affiliates of an annual management fee (the "Management Fee") in an amount not to exceed 1% of net revenues of the Company in any Fiscal Year.

     7.7 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly,
(i) in a manner that violates Regulation U or X of the Board of Governors of the Federal Reserve System, or (ii) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     7.8 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b) Permitted Swap Obligations;

          (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.8 and any refinancing, refunding, renewal or extension thereof, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

          (d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;

          (e) Contingent Obligations incurred by the Company or any of its Subsidiaries in connection with any Investment made pursuant to subsection 7.4(f); and

          (f) Contingent Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of (x) obligations of any Wholly-Owned Subsidiary or (y) other obligations elsewhere permitted under this Agreement.

     7.9 Leverage Test. The Company shall not permit the Leverage Ratio as measured (a) as of the last day of each Fiscal Quarter and (b) as of the date of each Borrowing (before and after giving effect to the Borrowing), to be greater than the following:

                 Dates                             Maximum Leverage Ratio
                 -----                             ----------------------
         3/31/00 through 12/30/00                      4.50 : 1.00
         12/31/00 through 6/29/01                      4.00 : 1.00
         6/30/01 and thereafter                        3.50 : 1.00

     7.10 Interest Coverage Test. The Company shall not permit the Interest Coverage Ratio, as measured as of the last day of each Fiscal Quarter, to be less than the following:

                                                       Minimum Interest
          Fiscal Quarter Ending                         Coverage Ratio
          ---------------------                         --------------
          3/31/00 through 12/31/00                        2.50:1.00
          3/31/01 through 12/31/01                        3.00:1.00
          3/31/02 and thereafter                          3.50:1.00

     7.11 Fixed Charge Coverage Ratio. The Company shall not permit the Fixed Charge Coverage Ratio, as measured as of the last day of each Fiscal Quarter, to be less than the following:

          Fiscal Quarter Ending                   Minimum Fixed Charge Ratio
          ---------------------                   --------------------------
          3/31/00 through 3/31/01                         1.05:1.00
          6/30/01 and thereafter                          1.10:1.00

     7.12 Quick Ratio. The Company shall not permit the Quick Ratio as measured as of the last day of each Fiscal Quarter, to be less than (a) 1.25 : 1.00 for each Fiscal Quarter ending on March 31, 2000 through and including September 30, 2001 and (b) 1.50 : 1.00 for each Fiscal Quarter ending on December 31, 2001 and thereafter; provided, however, that if the

Company's Interest Coverage Ratio at any time after the Closing Date exceeds
3.50 to 1.00, then the Company shall thereafter not be required to comply with this Section 7.12.

     7.13 Minimum EBITDA. The Company will not permit EBITDA, as measured for the four consecutive Fiscal Quarters ended as of each date described below, to be less than the amount set forth opposite such date:

                Date                                 Minimum EBITDA
                ----                                 --------------
       3/31/00 through 9/30/00                         $5,500,000
       12/31/00 through 9/30/01                        $7,000,000
       12/31/01 and thereafter                         $9,500,000

provided, however, that if the Company's Leverage Ratio at any time after the Closing Date is less than 3.00 : 1.00, then the Company shall thereafter not be required to comply with this Section 7.13.

     7.14 Restricted Payments. The Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company may:

          (a) declare and make dividend payments or other distributions payable solely, in its common stock;

          (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

          (c) redeem from Glenayre 42,000,000 shares of the Company's common stock in accordance with the Acquisition Agreement;

          (d) the Company may pay dividends to Holdings to permit Holdings to pay (i) overhead expenses of Holdings not to exceed 1% of the Company's fiscal year-end revenue for the previous fiscal year, and in any event not to exceed $400,000 per fiscal year, (ii) tax obligations of Holdings and
     (iii) the Management Fee;

          (e) the Company may redeem in whole or in part any capital stock of the Company for another class of capital stock or rights to acquire capital stock of the Company, provided that such other class of capital stock contains terms and provisions at least as advantageous to Banks as those contained in the capital stock redeemed thereby; and

          (f) the Company may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements.

     7.15 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof and any lines of business related or ancillary thereto.

     7.16 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

     7.17 Amendments to the Acquisition Agreement. The Company shall not, and shall not permit any other party to the Acquisition Agreement to, amend or waive any provision of the Acquisition Agreement, except for any such amendment or waiver that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect; provided that the Agent is provided notice thereof within five (5) Business Days after any such amendment or waiver.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

     8.1 Event of Default. Any of the following events occurring and continuing shall constitute an "Event of Default":

          (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five
     (5) days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.3(a), 7.9, 7.10, 7.11, 7.12 or 7.13 in Articles VI or VII as the case may be; or

          (d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

          (e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $750,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or
     (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $500,000; or

          (f) The Acquisition Agreement. (i) The closing of the Transaction does not occur within 30 days after the Closing Date; or (ii) the Transaction is terminated: or

          (g) Insolvency; Voluntary Proceedings. The Company or any Subsidiary
     (i) ceases or fails to be solvent, or generally fails to pay. or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course: (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (h) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U. S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (i) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $750,000; or (ii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $750,000; or

          (j) Monetary Judgments. One or more non-interlocutory judgments, noninterlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent thirdparty insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $750,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

          (k) Change of Control. There occurs any Change of Control; or

          (l) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Debt in an aggregate principal amount in excess of $750,000 is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof or denies that it has any ftirther liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does' not have the priority contemplated by this Agreement or such subordination provisions; or

          (m) Collateral. (i) Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable in any material respect against the Company and its Subsidiaries taken as a whole or (B) the Company or any Subsidiary shall state that any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto in writing or bring an action to limit its obligations or liabilities thereunder; or

          (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in a material portion of the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest with respect to any material item of collateral subject only to Permitted Liens.

     8.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

          (a) declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) exercise on behalf of itself and Banks all rights and remedies available to it and Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(g) or (h) of Section 8.1 (in the case of clause (i) of subsection (h) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

     8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE IX

                                    THE AGENT

     9.1 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     9.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or for the value of and title to any Collateral, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     9.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Banks.

     (b) For purposes of determining compliance with the conditions specified in
Section 4.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of
Default as it shall deem advisable or in the best interest of Banks.
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                                                                              63


     9.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any AgentRelated Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and its Subsidiaries hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     9.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery,. administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company, The undertaking in this Section shall survive the payment of all Obligations hereunder and the designation or replacement of the Agent.

     9.8 Agent in Individual Capacity. CSFB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though CSFB were not the Agent hereunder and without notice to or consent of Banks. The Banks acknowledge that, pursuant to such activities, CSFB or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, CSFB shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include CSFB in its individual capacity.

     9.9 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among Banks a successor agent for Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with Banks and the Company, a successor agent from among Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

     9.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent. to deliver to the Agent:

          (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

          (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

     (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to an Eligible Assignee, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form W-8BEN as no longer valid.

     (c) If any Bank claiming exemption from United States withholding tax sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to an Eligible Assignee, such Eligible Assignee agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

     (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection
(a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

     (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective. or for an other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                                    ARTICLE X

                                 MISCELLANEOUS

     10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all Banks and the Company and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.2);

          (b) postpone or delay any scheduled date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Banks (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for Banks or any of them to take any action hereunder;

          (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks; or

          (f) release all or substantially all of the Collateral except as otherwise may specifically be provided for;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

     10.2 Notices. (a) All notices. requests. consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides. bv facsimile transmission, provided that any matter transmitted by the Company by facsimile
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                                                                              67


shal1 be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

     (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent.

     (c) Any agreement of the Agent and Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and Banks of a confirmation which is at variance with the terms understood by the Agent and Banks to be contained in the telephonic or facsimile notice.

     10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.4 Costs and Expenses. The Company shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse CSFB (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses incurred by CSFB (including in its capacity as
     Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including
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                                                                              68


     reasonable Attorney Costs incurred by CSFB (including in its capacity as Agent) with respect thereto; and

          (b) pay or reimburse the Agent, the Collateral Agent and each Bank within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses (including Attorney Costs for one firm of counsel) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     10.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attomeys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs for one firm of counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     10.6 Payments Set Aside. To the extent that the Company makes a payment to the Agent or Banks, or the Agent or Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

     10.8 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Company (except no consent shall be required from the Company when a Default or an Event of Default Exists, and in any event shall not be unreasonably withheld) and Agent (which consent shall not be unreasonably withheld), at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $2,500.000: provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in substantially the form attached hereto as Exhibit I together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.

     (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

     (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Company shall upon request execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Revolving Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the

Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

     (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of Banks as described in the first proviso to Section 10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1, 3.3 and 10.5 as though it were also a Bank hereunder, except that no Participant shall be entitled to any greater amount than the Bank from which such participating interest was purchased would have been entitled, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

     (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR ss.203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     10.9 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

     10.10 Set-off. In addition to any rights and remedies of Banks provided by law, if an Event of Default exists and is continuing or the Loans have been accelerated, each Bank is authorized at any time and from time to time. without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held bv, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations due and payable (whether at the stated maturity, by acceleration or otherwise), now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent in writing after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     10.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     10.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.
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                                                                              72


     10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     10.15 Governing Law and Jurisdiction

     (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS, EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     10.16 Waiver, of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH
WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE,
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                                                                              73


WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
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                                                                              74

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                             WESTERN MULTIPLEX CORPORATION

                                             By: /s/ Jeffrey M. Hendren
                                                 -------------------------------
                                             Title: Vice President


                                             By:  /s/ RL
                                                 -------------------------------
                                             Title:  CFO


                                             CREDIT SUISSE FIRST BOSTON, as Lead
                                               Arranger and as Agent

                                             By: /s/ Chris Horgan
                                                 -------------------------------
                                             Title: Vice President


                                             By: /s/ Kristin Lepri
                                                 -------------------------------
                                             Title:  Associate


                                             CREDIT SUISSE FIRST BOSTON, as Bank

                                             By: /s/ Chris Horgan
                                                 -------------------------------
                                             Title: Vice President


                                             By: /s/ Kristin Lepri
                                                 -------------------------------
                                             Title:  Associate